UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 29, 2015

CytoDyn Inc.

(Exact name of registrant as specified in charter)

Colorado

(State or other jurisdiction of incorporation)

000-49908

(SEC File Number)

75-3056237

(IRS Employer Identification No.)

1111 Main Street, Suite 660 Vancouver, Washington	98660
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:

(360) 980-8524

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Effective July 29, 2015, CytoDyn Inc. (“CytoDyn”) entered into a Licence Agreement (the “Agreement”) with Lonza Sales AG (“Lonza”) covering Lonza’s “system know-how” technology with respect to CytoDyn’s use of proprietary cell lines to manufacture new PRO 140 material. The Agreement requires payment of £600,000 (approximately US$930,000 at current exchange rates) by December 15, 2015, and a second payment of up to an additional £600,000 by June 30, 2016, in each case excluding certain value added taxes and similar amounts payable by CytoDyn. The second payment is to be reduced by any net recovery by Lonza in pending litigation between Lonza and the company that sold PRO 140 to CytoDyn, whether before or after the payment is made.

Future annual license fees and royalty rate will vary depending on whether CytoDyn manufactures PRO 140 itself, utilizes Lonza as a contract manufacturer, or utilizes an independent party as a contract manufacturer. CytoDyn currently uses an independent party as a contract manufacturer. If that arrangement continues, an annual license fee of £300,000 and royalty of 0.75% of net selling price will be payable to Lonza, excluding value added taxes and similar amounts. A higher royalty rate is charged while certain Lonza patents remain in effect; the relevant patents will expire before CytoDyn expects to begin sales of PRO 140. Lonza does not charge an annual license fee when it serves as the manufacturer. The Agreement remains in effect until terminated, or until the licensed system know-how ceases to be a trade secret.

A copy of the Agreement will be filed as an exhibit in an amendment to this Current Report on Form 8-K or in our next periodic report due to be filed under the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CytoDyn Inc.

Dated: August 4, 2015	By:	/s/ Michael D. Mulholland
Michael D. Mulholland Chief Financial Officer